EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE December 21, 2005	Contact: Stock Information Center 937-548-9355
     David M. Kepler, the President of Greenville Federal Financial Corporation (“GFFC”), the proposed stock holding company for Greenville Federal Savings and Loan Association (the “Bank”), today announced that the community offering portion of GFFC’s initial public stock offering has concluded. The subscription offering, which was open only to eligible depositors and certain borrowers of the Bank, was concluded on December 13, 2005.
     The stock offering was conducted pursuant to the Bank’s Plan of Reorganization and Stock Issuance Plan, as amended (the “Plan”), and the other terms and conditions outlined in GFFC’s prospectus dated November 10, 2005. The Plan was approved by the Bank’s members at a meeting held on December 19, 2005. Completion of the mutual holding company reorganization and related stock offering remain subject to certain conditions, including receipt of final regulatory approvals.
This is neither an offer to sell nor a solicitation of an offer to buy the common stock. The offering is made only by the prospectus of Greenville Federal Financial Corporation.